Exhibit 4.16

SECURED PROMISSORY NOTE AND PLEDGE AGREEMENT

$1,009,375	June 27, 2025

Scage Future, a Cayman Islands exempted company, and its successors and assigns (the “Maker”) promises to pay to the order of EarlyBirdCapital, Inc. (the “Payee”) the principal sum of One Million Five Hundred Thousand Three Hundred Seventy-Five ($1,009,375) in lawful money of the United States of America, together with interest on the unpaid principal balance of this Note, on the terms and conditions described below.

1. Payment. The principal balance of this Note shall be due and payable in two equal installments on September 27, 2025 and December 27, 2025 (each such date, a “Maturity Date”), together with all interest accrued on the principal amount being paid; provided however that Maker agrees to make mandatory prepayments on this Note (which shall first be applied to accrued interest and then to principal) from time to time in amounts equal to fifteen percent (15%) of the gross proceeds received by the Maker from any equity lines, forward purchase agreements or other equity or debt financings consummated by Maker prior to the Maturity Date. Such prepayments shall be made directly to Payee at the closing of any such financing.

2. Interest. Interest shall compound and accrue on the unpaid principal balance of this Note at an annual rate equal to eight percent (8%) until the principal amount of, and all accrued interest on, this Note has been paid in full. If this Note is not repaid on the Maturity Date or such earlier date as to which the repayment obligation may be accelerated pursuant to Section 1 or 7, the rate of interest applicable to the unpaid principal amount shall be adjusted to fifteen percent (15%) per annum from the Maturity Date (or such earlier date if the obligation to repay this Note is accelerated) until the date of repayment; provided, that in no event shall the interest rate exceed the Maximum Rate (defined below). If it is determined that, under the laws relating to usury applicable to Maker or the indebtedness evidenced by this Note, the interest charges and fees payable by Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest rate shall be lowered to the Maximum Rate.

3. Conversion. At any time prior to or on the Maturity Date, the Payee may, in its sole and absolute discretion, convert all or part of the principal and/or accrued interest of this Note into shares of common stock of the Maker (the “Conversion Shares”) at a per share conversion price equal to the lesser of (a) 90% of the volume weighted average price of a share of common stock of the Maker for the five trading days immediately prior to written notice of conversion sent by Payee to Maker and (b) $10.00 per share (the “Conversion Price”). The Payee shall provide the Maker with a written notice of the amount of the principal and/or accrued interest of this Note it wants to convert (with any remaining principal and accrued interest outstanding as of the Maturity Date to be paid in lawful money of the United States, by wire transfer, to the account of Holder as designed by Holder in the written notice of conversion). As promptly as practicable after the Maker’s receipt of such notice, the Maker (at its expense) will issue to the Payee the Conversion Shares. The Maker agrees to promptly file a registration statement with the SEC covering the resale of any Conversion Shares that may be issued upon conversion of the Note and use its best efforts to have such registration statement declared effective as soon thereafter as possible.

4. Collection Costs; Application of Payments. In the event this Note is turned over to an attorney for collection, the Maker agrees to pay all reasonable costs of collection, including reasonable attorney’s fees and expenses and all out-of-pocket expenses incurred by the Payee in connection with such collection efforts. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any accrued, unpaid interest and finally to the reduction of the unpaid principal balance of this Note.

5. Shareholder Limited Guaranty. Each of the undersigned stockholders of Maker (each, a “Pledging Shareholder”) hereby irrevocable and unconditionally guaranties to Payee and each subsequent permitted holder of this Note the prompt payment when and as due and payable of any and all of Maker’s obligations under this Note or of any note or other instrument or instruments renewing this Note, including any reasonable costs and expenses incurred in collecting such obligations and successfully prosecuting any action against Maker and/or such Pledging Shareholder in connection with enforcing this Note (the “Guaranteed Obligations”). Notwithstanding the foregoing, the guaranty provided hereunder (the “Guaranty”) is a limited guaranty, and Payee’s sole recourse against each Pledging Shareholder with respect to the Guaranty for the Guaranteed Obligations provided hereunder shall be to exercise its rights with respect to the Pledged Shares (as defined below) in accordance with the terms of this Note, and such Pledging Shareholder shall have no personal obligations or liability with respect to this Guaranty other than its obligations with respect to the Pledged Shares in accordance with the terms of this Note. This is a continuing Guaranty of the Guaranteed Obligations and shall remain in full force and effect until the payment in full of the Guaranteed Obligations. Each Pledging Shareholder understands and agrees that this Guaranty shall be binding upon such Pledging Shareholder and its successors and permitted assigns, shall be construed as an absolute, irrevocable and continuing guaranty of payment (and not solely of collection) and shall be enforceable by Payee, subject to the terms set forth herein, notwithstanding any circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. This Guaranty shall not be affected by the insolvency, bankruptcy or reorganization of Maker, and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Guaranteed Obligations are rescinded or must otherwise be restored or returned by Payee upon the insolvency, bankruptcy or reorganization of Maker. Such Pledging Shareholder hereby waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including (a) any demand for payment or performance and protest and notice of protest, (b) any notice of acceptance, (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation becoming immediately payable and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of Maker. Until the payment and satisfaction in full of any Guaranteed Obligations that are then due and owing, each Pledging Shareholder agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against Maker by reason of any payment made hereunder or (y) assert any claim, defense, setoff or counterclaim it may have against Maker or set off any of its obligations to Maker against obligations of Maker to it. Such Pledging Shareholder hereby waives any defense based upon or arising by reason of any modification of the Guaranteed Obligations resulting from an amendment to this Note in accordance with the terms hereof.

6. Security Interest and Collateral.

(a) As security and collateral for the Guaranty of the Guaranteed Obligations, each Pledging Shareholder pledges, hypothecates and grants to Payee a continuing, first priority security interest in and lien upon, and assigns to Payee all right, title and interest in and to (collectively, the “Pledged Shares” or the “Collateral”): (i) 1,000,000 ordinary shares, par value US$0,0001 per share of Maker (or its successors); (ii) any certificates representing such shares of capital stock or other equity interests: (iii) any interest of such Pledging Shareholder in the entries on the books of any financial intermediary pertaining to the Pledged Shares, and all non-cash distributions, return of capital, redemptions, dividends, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; (iv) all additional interest in, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire an interest in any issues of the shares of capital stock or other equity interests of Maker (or its successors) from time to time acquired by such Pledging Shareholder in any manner (which interest shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such additional interest, if any, securities, warrants, options or other rights and any interest of such Pledging Shareholder in the entries on the books of any financial intermediary pertaining to such additional interest, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional interest, securities, warrants, options or other rights; and (v) to the extent not covered by clauses (i) through (iv) above, all proceeds of any or all of the foregoing collateral. For purposes of this Note, the term “proceeds” includes whatever is receivable or received when the collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to a Pledging Shareholder, Maker or Payee from time to time with respect to any of the collateral. Each Pledging Shareholder agrees that so long as any Guaranteed Obligations remain outstanding, such Pledging Shareholder will, unless Payee shall otherwise consent in writing, (i) at its expense, defend Payee’s security interest in and to the Pledged Shares against the claims of any Person (as defined below); (ii) at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary in order to (A) perfect and protect the security interest created or purported to be created hereby, (B) enable Payee to exercise and enforce its rights and remedies hereunder in respect of the Pledged Shares or (C) otherwise effect the purposes of this Note; (iii) not sell, assign, transfer, exchange or otherwise dispose of any of the Pledged Shares or any interest therein or create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any Pledged Shares except for the pledge hereunder and the security interest created hereby; and (iv) not make or consent to any amendment or other modification or waiver with respect to any Pledged Shares or enter into any agreement or permit to exist any restriction with respect to any Pledged Shares. During the term of this Note and for so long as the Pledged Shares are owned by a Pledging Stockholder and no Event of Default shall have occurred and be continuing, such Pledging Shareholder shall have the right to vote all securities constituting part of the Pledged Shares, and to exercise any other voting rights pertaining to such Pledged Shares, and to give consents, ratifications and waivers with respect thereto, and to exercise all of such Pledging Stockholder’s voting rights as an equity holder thereof for all purposes.

(b) Maker and the Pledging Shareholder authorize Payee to file such financing statements and amendments thereto, in all applicable jurisdictions, necessary to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby all in accordance with the Uniform Commercial Code of the State of New York as in effect from time to time (the “Code”), as well as any applicable laws of the jurisdictions in which any subsidiaries of Maker are organized or have assets. Each of Maker and the Pledging Shareholders hereby authorizes Payee, and hereby grants a power-of-attorney to Payee (which is irrevocable and is coupled with an interest), to execute in the name and on behalf of Maker or such Pledging Shareholder any and all financing statements, instruments, agreements or documents that Payee deems necessary or appropriate in order to perfect Payee’s security interest in the Collateral. Simultaneously with the execution and delivery of this Note, (i) each Pledging Shareholder shall deliver to Payee its original certificate for the Pledged Shares (if certificated), along with a share transfer form in blank duly executed by such Pledging Shareholder and in form and substance reasonably acceptable to Payee, to be held by Payee or its designee so long as any obligations are due and owing under this Note, (ii) Payee will cause its Cayman Islands counsel to have Maker’s register of members annotated to reference the security interest created hereby and to indicate Payee has the power to direct the disposition of the Pledged Shares while the security interest remains in place and (iii) Maker and the Pledging Shareholders shall deliver to Payee, with a copy to [INSERT NAME] (the “Transfer Agent”), irrevocable instructions, together with an opinion of counsel, providing that upon notice from the Payee, with copy to Maker, that an Event of Default has occurred and is continuing on such date, the Transfer Agent is authorized and instructed to transfer the Pledged Shares, free and clear of all legends and restrictions on transferability, into Payee’s name without any further action on the part of Maker or any Pledging Shareholder.

(c) At any time and from time to time, Maker shall take such steps as Payee may reasonably request for Maker (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Payee, of any bailee having possession of any of the Collateral, that such bailee holds such Collateral for Payee, (ii) to obtain control of any investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such terms are defined in Article 9 of the Code) as set forth in Article 9 of the Code, and, where control is established by written agreement, such agreement shall be in form and substance reasonably satisfactory to Payee, and (iii) otherwise to insure the continued perfection of Payee’s security interest in any of the Collateral and of the preservation of its rights therein.

(d) Each Pledging Shareholder represents and warrants that:

i)	it is the record and beneficial owner of, and has good and marketable title to, the Pledged Shares listed as owned by such Pledging Shareholder on the signature page hereto, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances; and

ii)	it has not granted to any person or entity any options or other rights to buy any of the Pledged Shares.

7. Events of Default. Each of the following shall constitute an “Event of Default”:

7.1 Failure to Make Required Payments. Failure by Maker to pay the principal of or accrued interest on this Note within five (5) business days following the date when due (either at the Maturity Date or the date of any mandatory prepayment).

7.2 Bankruptcy, Etc. The filing, as to the Maker, (i) of an involuntary petition which is not dismissed within sixty (60) consecutive days; or (ii) of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors or the Maker shall make a general assignment for the benefit of creditors.

7.3 Change of Control. The consummation of any transaction as a result of which the current equity holders of Maker own less than fifty percent (50%) of the equity interests of Maker after the transaction.

7.4 Sale of Assets. The consummation of a transaction resulting in the sale of all or substantially all of the assets of Maker or by any Maker’s primary operating subsidiaries.

7.5 Registration Statement Effectiveness. Failure of any required registration statement registering the resale of the Conversion Shares provided for in Section 4 to be declared effective by the SEC within 180 days from the date hereof.

8. Dividends. So long as this Note remains outstanding, the Maker shall not pay or declare any cash dividend or distribution on its ordinary shares.

9. Remedies. Upon the occurrence of an Event of Default specified in Section 7, the unpaid principal balance of, all accrued, unpaid interest thereon, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

10. Waivers. Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment.

11. Costs. Maker and the Pledging Stockholders (pursuant to the Guaranteed Obligations) hereby agree to pay all reasonable costs of collection and any other enforcement of this Note, including reasonable attorneys’ fees and reasonable expenses and court costs.

12. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, or (iv) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Scage Future

2F, Building 6, No. 6 Fengxin Road

Yuhuatai District, Nanjing City

Jiangsu Province, 210012

People’s Republic of China

Email: wangli@scagefd.com

If to Payee:

EarlyBirdCapital, Inc.

366 Madison Avenue

8th Floor

New York, New York 10017

Email: slevine@ebcap.com

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iii) the date reflected on a signed delivery receipt, or (vi) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

13. Governing Law. This Note will be deemed to have been made and delivered in New York City and will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to the principles of conflict of laws. The Maker and each Pledging Shareholder hereby (i) agrees that any legal suit, action or proceeding arising out of or relating to this shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum for such suit, action or proceeding, (iii) waives trial by jury and (iv) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Maker and each Pledging Shareholder further agrees to accept and acknowledge service or any and all process that may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York and hereby appoints Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, Delaware 19711 as its agent to accept and acknowledge on its behalf such service.

14. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Benefit. This Note shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Maker hereby executes this Note on the day and year first above written.

SCAGE FUTURE

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Chairman and Chief Executive Officer

Pledging Shareholders who are not natural persons:
(i.e., corporations, limited liability companies,
partnerships, trusts or other entities)

Print Name of Entity:	Kunshan Taimingtang Investment Center

Number of Shares:	1,000,000

By:	/s/ Jianwei Ma
Print Name:	Jianwei Ma
Print Title:	Authorized Signatory